File No. 812-[  ]

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 THEREUNDER PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) AND RULE 17d-l

HAMILTON LANE PRIVATE ASSETS FUND AND HAMILTON LANE ADVISORS, L.L.C.
2020 TACTICAL MARKET FUND LP
dpe Investments Holdings lp
EDGEWOOD PARTNERS LP
FIFTH STOCKHOLM CI SPV L.P.
FINANCE STREET AIV SPLITTER L.P.
FLORIDA GROWTH FUND II LLC
GREEN CORE FUND, L.P.
HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS LP
HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP
HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING LP
HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING-2 LP
HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS LP
HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS-2 LP
HAMILTON LANE NM FUND I LP
HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP
HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, CREDIT SERIES
HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES
HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES II
hAMILTON LANE -- RAYTHEON TECHNOLOGIES PENSION EMERGING MANAGERS, L.P.
HAMILTON LANE SECONDARY FUND V INTERNATIONAL SERIES FUND LP, SERIES 2
HAMILTON LANE SMID II HOLDINGS LP
HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) HOLDINGS LP
HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) HOLDINGS LP
hamilton lane strategic opportunities FUND vii holdings lp
HAMILTON LANE VENTURE CAPITAL fund lp, SERIES 2020
Hamilton Lane Venture Capital Fund LP, Series 2021
Hamilton Lane Venture Capital Fund LP, Series 2022
HAMILTON LANE-CARPENTERS PARTNERSHIP FUND V L.P.
HL INTERNATIONAL INVESTORS LP, SERIES H2
HL-HP GLOBAL INVESTMENTS LP
HLSF IV HOLDINGS LP
HLSF V HOLDINGS LP
HLSF VI holdings lp
HLSF VI holdings 2 lp
NAKHODA LANE FUND L.P.
NAKHODA LANE FUND DE SPV LP
SRCS HL PE 1 (MASTER) LP
HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P.
HL ENPAM FUND SPLITTER LP
HL IMPACT HOLDINGS LP
HL IMPACT II HOLDINGS LP
HL INTERNATIONAL INVESTORS L.P. SERIES M
HL INTERNATIONAL INVESTORS L.P. SERIES N
HL INTERNATIONAL INVESTORS L.P. SERIES O
HL INTERNATIONAL INVESTORS L.P. SERIES Q

HL INTERNATIONAL INVESTORS LP SERIES I
HL INTERNATIONAL INVESTORS LP, HL SECONDARY OPPORTUNITIES 2018 SERIES
HL INTERNATIONAL INVESTORS LP, SERIES H1
HL INTERNATIONAL INVESTORS, L.P. SERIES P
HL large buyout club fund v
hl large buyout club fund vi
HL MIRAS SECONDARY FUND LP
HL PENNSYLVANIA CO-INVESTMENT FUND, L.P.
HL PRIVATE ASSETS HOLDINGS LP
hl venture capital club fund
HL/AS GLOBAL COINVEST LP
HUDSON RIVER CO-INVESTMENT FUND III L.P.
INNOVATION LANE LP
JATI PRIVATE EQUITY FUND III L.P.
KPI-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP
KPS-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP
KTCU HL INFRASTRUCTURE MASTER FUND LP
LIBRA TAURUS PE FUND MASTER LP
MORAN REAL ASSET FUND II, L.P.
MORAN REAL ASSET FUND iii, l.P.
NEW YORK CREDIT CO-INVESTMENT FUND II LP
NEW YORK CREDIT SBIC FUND L.P.
RAPM NM SECONDARY OPPORTUNITY FUND, L.P.
RUSSELL INVESTMENTS HL PRIVATE MARKETS CO-INVESTMENT MASTER FUND LP
RUSSELL INVESTMENTS HL PRIVATE MARKETS SECONDARY MASTER FUND LP
SIXTH STOCKHOLM CI-SPV LP
SRE HL PE 1 (MASTER) LP
SREH HL PE 1 (MASTER) LP
SRZ HL PE 1 (MASTER) LP
TARRAGON MASTER FUND LP
TOWER BRIDGE SELECT OPPORTUNITIES – A MASTER FUND LP
TTCPFS HL INVESTMENTS SPLITTER AIV FUND LP

UTAH REAL ASSETS PORTFOLIO, LP

110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428-2053

(610) 617-5724

Joshua.Deringer@faegredrinker.com

All Communications, Notices and Orders to:

Joshua B. Deringer, Esq.
Faegre Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, PA 19103

(215) 988-2959

Copies to:

Frederick W. Shaw

Hamilton Lane Advisors, L.L.C.

110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428-2053

Telephone: (610) 617-5724

I.	SUMMARY OF AMENDMENT TO THE APPLICATION

A. Requested Relief

In this application (this “Amendment”), the Applicants identified in Section I.B below hereby request an amendment (the “Amended Order”) to the existing order1 (the “Existing Order”) granted by the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”),2 and Rule 17d-1 thereunder3, authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the Commission under the Act. The Amended Order would be subject to the same representations and conditions contained in the prior application4 (the “Application”), upon which the Existing Order was issued by the Commission. The Existing Order permits certain closed-end management investment companies to co-invest in portfolio companies with affiliated investment funds. Capitalized terms used and not otherwise defined in this Amendment have the meaning ascribed to them in the Application.

The Applicants (defined below) hereby seek the Amended Order from the Commission to extend the relief granted in the Existing Order to incorporate the temporary relief granted by the Commission on April 8, 2020.5 Applicants propose to amend the term “Follow-On Investment” to mean (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (x) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment.

B. Applicants Seeking Relief

The Applicants to this Amendment are the Applicants set forth on the Application, except that Schedule A to the Application is amended and restated as set forth in Schedule A to this Amendment, in order to add the following Existing Affiliated Funds as Applicants:

DPE INVESTMENTS HOLDINGS LP
HAMILTON LANE -- RAYTHEON TECHNOLOGIES PENSION EMERGING MANAGERS, L.P.
Hamilton Lane Strategic Opportunities FUND VII Holdings LP
Hamilton Lane Venture Capital Fund LP, Series 2021
Hamilton Lane Venture Capital Fund LP, Series 2022
HLSF VI Holdings LP
HLSF VI Holdings 2 LP
HL IMPACT II HOLDINGS LP
HL Large Buyout Club Fund V
HL Large Buyout Club Fund VI
HL Venture Capital Club Fund
KTCU HL INFRASTRUCTURE MASTER FUND LP
MORAN REAL ASSET FUND III, L.P.
RUSSELL INVESTMENTS HL PRIVATE MARKETS CO-INVESTMENT MASTER FUND LP
RUSSELL INVESTMENTS HL PRIVATE MARKETS SECONDARY MASTER FUND LP
SIXTH STOCKHOLM CI-SPV LP
TOWER BRIDGE SELECT OPPORTUNITIES – A MASTER FUND LP

TTCPFS HL INVESTMENTS SPLITTER AIV FUND LP

Applicants do not seek relief for transactions that would be permitted under other regulatory or interpretive guidance, including, for example, transactions effected consistent with Commission staff no-action positions.6

[1]	Hamilton Lane Private Assets Fund, et al., (File No. 812-15099) Investment Company Act Rel. Nos. 34182 (January 28, 2021) (Notice) and 34201 (February 23, 2021) (Order).

[2]	Unless otherwise indicated, all section references herein are to the Act.

[3]	Unless otherwise indicated, all rule references herein are to rules under the Act.

[4]	Hamilton Lane Private Assets Fund, et al., (File No. 812-15099) Investment Company Act Rel. Nos. 34182 (January 28, 2021) (Notice) and 34201 (February 23, 2021) (Order).

[5]	BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted January 5, 2021 and further extension granted April 22, 2021) (the “Temporary Relief”).
[6]	See the JT No-Action Letters.

All existing entities that currently intend to rely on the Amended Order have been named as Applicants and any existing or future entities that may rely on the Amended Order in the future will comply with the terms and conditions of the Application as modified by this Amendment and the Amended Order.

All Applicants are eligible to rely on the Existing Order. The new Affiliated Funds listed above were not in existence at the time the Existing Order was granted.

II.	GENERAL DESCRIPTION OF APPLICANTS

A.	The Fund

The Fund was organized under the Delaware Statutory Trust Act on February 7, 2020, and is a closed-end management investment company registered under the Act.

B. The Existing Affiliated Funds

The Existing Affiliated Funds are investment funds each of whose investment adviser is Hamilton Lane Advisors, L.L.C. (“Hamilton Lane”) and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act.7 A list of the Existing Affiliated Funds is included on Schedule A hereto.

C. Hamilton Lane Advisors, L.L.C.

Hamilton Lane serves as the investment adviser of the Fund and the investment adviser to the Existing Affiliated Funds, respectively, and either they or another Adviser will serve as the investment adviser to any Future Regulated Fund. Hamilton Lane is a Pennsylvania limited liability company and is a registered investment adviser with the Commission under the Advisers Act.

The Hamilton Lane Proprietary Accounts will hold various financial assets in a principal capacity. Hamilton Lane and its affiliates may operate through wholly- or majority-owned subsidiaries. Currently, there are no Hamilton Lane Proprietary Accounts or subsidiaries that exist and currently intend to participate in the Co-Investment Program.

Under the terms of an investment advisory agreement with the Fund and the Existing Affiliated Funds, respectively, Hamilton Lane, among other things, manages the investment portfolio, directs purchases and sales of portfolio securities and reports thereon to the Fund’s or Existing Affiliated Fund’s, as applicable, officers and board regularly.

III.	ORDER REQUESTED

A.	Request for Relief

Applicants respectfully request an Amended Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit a Regulated Fund and one or more other Regulated Fund and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other, subject to the same terms, representations and conditions of the same relief under the Application and the Existing Order, except for the following amendments:

The following replaces the defined term “Follow-On Investment” in the Application:

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (x) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

[7]	In the future, each Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

The first paragraph under section III.A.3 of the Application is amended and restated as follows (new language is underlined):

From time to time, the Regulated Funds and Affiliated Funds may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and the Affiliated Funds and in accordance with the proposed procedures discussed above and with the Conditions of the Order. The Order, if granted, would permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer.

B.	Conditions

Except as stated herein, the Conditions of the Existing Order, as stated in the Application, will remain in effect. Any language in the Conditions of the Existing Order stating that an Affiliated Fund is required to have an existing investment in an issuer and/or needs to have previously participated in a Co-Investment Transaction with respect to such issuer in order to participate in a Follow-On Investment shall be deemed removed if the Amended Order is granted.

C.	Precedents

The amended relief requested in this Amendment to the Application with respect to Follow-On Investments is based on the application of BlackRock Capital Investment Corporation and its affiliates, for which an order was issued on April 14, 20228 and the Temporary Relief.

IV.	Statement in Support of Relief Requested

Applicants agree that the relief requested under the Amended Order will be subject to the same terms, representations and conditions of the same relief under the Existing Order, except as may be modified by this Amendment. The Applicants incorporate by reference Section IV, “Statement in Support of Relief Requested,” of the Application, which is equally applicable to this Amendment.

V.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Amendment and the Notice and Order to:

Joshua B. Deringer, Esq.
Faegre Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, PA 19103

(215) 988-2959

Lydia A. Gavalis

General Counsel

Hamilton Lane Advisors, L.L.C.

110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428-2053

AND

Adam B. Shane

Head of Fund Formation

Hamilton Lane Advisors, L.L.C.

110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428-2053

[8]	BlackRock Capital Investment Corporation, et al. (File No. 812-15259) Investment Company Act Rel. Nos. 34535 (March 18, 2022) (notice) and Investment Company Act Rel. Nos. 34558 (April 14, 2022) (order).

Please address any questions, and a copy of any communications, concerning this Amendment, the Notice and Order to:

Frederick W. Shaw

Hamilton Lane Advisors, L.L.C.

110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428-2053

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Fund pursuant to resolutions duly adopted by the Board on July 20, 2022 (attached hereto as Exhibit A). In accordance with Rule 0-2(c) under the Act, each person executing the Application on behalf of the Applicants being duly sworn deposes and says that he or she has duly executed the attached Application for and on behalf of the applicable entity listed; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken. In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Amended Order without holding a hearing.

Frederick W. Shaw

Hamilton Lane Advisors, L.L.C.

110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428-2053

[Signature Pages Follow]

Applicants have caused this Amendment to the Application to be duly signed on their behalf on the 26th day of July 2022.

HAMILTON LANE PRIVATE ASSETS FUND
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Secretary

HAMILTON LANE ADVISORS, L.L.C.
By:	/s/ Lydia A. Gavalis
Name:	Lydia A. Gavalis
Title:	Secretary and General Counsel

2020 TACTICAL MARKET FUND LP
By:	2020 Tactical Market GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

DPE INVESTMENTS HOLDINGS LP
By:	DPE Investments GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

EDGEWOOD PARTNERS LP
By:	HL Edgewood GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

FIFTH STOCKHOLM CI SPV L.P.
By:	HL Second Stockholm GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

FINANCE STREET AIV SPLITTER L.P.
By:	Finance Street GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

FLORIDA GROWTH FUND II LLC
By:	HL Florida Growth LLC, its manager
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

GREEN CORE FUND, L.P.
By:	Green Core GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS LP
By:	Hamilton Lane Co-Investment GP IV LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP
By:	Hamilton Lane Co-Investment GP IV LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE NM FUND I LP
By:	HL NM Fund I GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP
By:	Hamilton Lane GP X LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, CREDIT SERIES
By:	HL PMOF GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES
By:	HL PMOF GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES II
By:	HL PMOF GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE -- RAYTHEON TECHNOLOGIES PENSION EMERGING MANAGERS, L.P.
By:	Hamilton Lane - Raytheon Technologies Pension Emerging Managers GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE SMID II HOLDINGS LP
By:	Hamilton Lane Global SMID II GP, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) HOLDINGS LP
By:	Hamilton Lane Strategic Opportunities Fund V (Series 2019) GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) HOLDINGS LP
By:	Hamilton Lane Strategic Opportunities Fund VI (Series 2020) GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VII HOLDINGS LP
By:	Hamilton Lane Strategic Opportunities Fund VII GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2020
By:	Hamilton Lane Venture Capital Fund GP, LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2021
By:	Hamilton Lane Venture Capital Fund GP, LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE VENTURE CAPITAL FUND LP, SERIES 2022
By:	Hamilton Lane Venture Capital Fund GP, LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE-CARPENTERS PARTNERSHIP FUND V L.P.
By:	HLA Carpenters V LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL INTERNATIONAL INVESTORS LP, SERIES H2
By:	HL International Investors GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL-HP GLOBAL INVESTMENTS LP
By:	HL-HP GLOBAL INVESTMENTS GP, LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HLSF V HOLDINGS LP
By:	Hamilton Lane Secondary Fund V GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HLSF VI HOLDINGS LP
By:	Hamilton Lane Secondary Fund VI GP LLC, its general partner
By:	/s/ Adam B. Shane
By:	Adam B. Shane
Title:	Assistant Secretary

HLSF VI HOLDINGS 2 LP
By:	Hamilton Lane Secondary Fund VI GP LLC, its general partner
By:	/s/ Adam B. Shane
By:	Adam B. Shane
Title:	Assistant Secretary

NAKHODA LANE FUND L.P.
By:	Nakhoda Lane Fund GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

NAKHODA LANE FUND DE SPV LP
By:	Nakhoda Lane Fund GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

SRCS HL PE 1 (MASTER) LP
By:	SR HL PE 1 GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P.
By:	HL/NY Israel Investment fund GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL ENPAM FUND SPLITTER LP
By:	HL ENPAM Splitter GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL IMPACT HOLDINGS LP
By:	HL Impact Fund GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL IMPACT II HOLDINGS LP
By:	HL Impact Fund II GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL INTERNATIONAL INVESTORS L.P. SERIES M
By:	HL International Investors GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL INTERNATIONAL INVESTORS L.P. SERIES N
By:	HL International Investors GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL INTERNATIONAL INVESTORS L.P. SERIES O
By:	HL International Investors GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL INTERNATIONAL INVESTORS L.P. SERIES Q
By:	HL International Investors GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL INTERNATIONAL INVESTORS LP SERIES I
By:	HL International Investors GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL INTERNATIONAL INVESTORS LP, HL SECONDARY OPPORTUNITIES 2018 SERIES
By:	HL International Investors GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL INTERNATIONAL INVESTORS LP, SERIES H1
By:	HL International Investors GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL INTERNATIONAL INVESTORS, L.P. SERIES P
By:	HL International Investors GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL LARGE BUYOUT CLUB FUND V
By:	HL Large Buyout Club Fund V GP SARL
By:	/s/ Lydia A. Gavalis
By:	Lydia A. Gavalis
Title:	Manager

HL LARGE BUYOUT CLUB FUND VI
By:	HL Large Buyout Club Fund VI GP SARL
By:	/s/ Lydia A. Gavalis
By:	Lydia A. Gavalis
Title:	Manager

HL MIRAS SECONDARY FUND LP
By:	HL Evergreen Secondary GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL PENNSYLVANIA CO-INVESTMENT FUND, L.P.
By:	HL PA CO-INVESTMENTS GP, LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL PRIVATE ASSETS HOLDINGS LP
By:	HL GPA GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL/AS GLOBAL COINVEST LP
By:	HL/AS GLOBAL COINVEST GP, LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HLSF IV HOLDINGS LP
By:	Hamilton Lane Secondary Fund IV GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HL VENTURE CAPITAL CLUB FUND
By:	HL Venture Capital Club Fund GP SARL
By:	/s/ Lydia A. Gavalis
By:	Lydia A. Gavalis
Title:	Manager

HUDSON RIVER CO-INVESTMENT FUND III L.P.
By:	Hamilton Lane New York Co-Investment III LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

INNOVATION LANE LP
By:	Innovation Lane GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

JATI PRIVATE EQUITY FUND III L.P.
By:	Jati GP LLC, its General Partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

KPI-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP
By:	KPI – Hamilton Lane Multi-Strategy Fund I GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

KPS-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP

By:	KPS – Hamilton Lane Multi-Strategy Fund I GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

KTCU HL INFRASTRUCTURE MASTER FUND LP
By:	KTCU Infrastructure Fund GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

LIBRA TAURUS PE FUND MASTER LP
By:	Libra Taurus PE Fund GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

MORAN REAL ASSET FUND II, L.P.
By:	HL Moran GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

MORAN REAL ASSET FUND III, L.P.
By:	HL Moran GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

NEW YORK CREDIT CO-INVESTMENT FUND II LP
By:	New York Credit Co-Investment Fund GP II L.L.C., its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

NEW YORK CREDIT SBIC FUND L.P.
By:	New York Credit SBIC Fund GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

RAPM NM SECONDARY OPPORTUNITY FUND, L.P.
By:	HL NM Secondary Opportunity GP, LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

RUSSELL INVESTMENTS HL PRIVATE MARKETS CO-INVESTMENT MASTER FUND LP
By:	Russell Investments Hamilton Lane GP SARL
By:	/s/ Lydia A. Gavalis
Name:	Lydia A. Gavalis
Title:	Manager

RUSSELL INVESTMENTS HL PRIVATE MARKETS SECONDARY MASTER FUND LP
By:	Russell Investments Hamilton Lane GP SARL
By:	/s/ Lydia A. Gavalis
Name:	Lydia A. Gavalis
Title:	Manager

SIXTH STOCKHOLM CI-SPV LP
By:	HL Second Stockholm GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

SRE HL PE 1 (MASTER) LP
By:	SR HL PE 1 GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

SREH HL PE 1 (MASTER) LP
By:	SR HL PE 1 GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

SRZ HL PE 1 (MASTER) LP
By:	SR HL PE 1 GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

TARRAGON MASTER FUND LP
By:	Tarragon GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

TOWER BRIDGE SELECT OPPORTUNITIES – A MASTER FUND LP
By:	Tower Bridge Select Opportunities – A Master Fund GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

TTCPFS HL INVESTMENTS SPLITTER AIV FUND LP
By:	TTCPFS HL INVESTMENTS SPLITTER AIV FUND GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

UTAH REAL ASSETS PORTFOLIO, LP
By:	HL Utes GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE SECONDARY FUND V INTERNATIONAL SERIES FUND LP, SERIES 2
By:	Hamilton Lane Secondary Fund V GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS LP
By:	HL Real Assets GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS-2 LP
By:	HL Real Assets GP LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING LP
By:	Hamilton Lane Equity Opportunities GP V LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING-2 LP
By:	Hamilton Lane Equity Opportunities GP V LLC, its general partner
By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Assistant Secretary

Schedule A

Existing Affiliated Funds, Each Advised by HAMILTON LANE ADVISORS, L.L.C
HAMILTON LANE PRIVATE ASSETS FUND
2020 TACTICAL MARKET FUND LP
dpe Investments Holdings lp
EDGEWOOD PARTNERS LP
FIFTH STOCKHOLM CI SPV L.P.
FINANCE STREET AIV SPLITTER L.P.
FLORIDA GROWTH FUND II LLC
GREEN CORE FUND, L.P.
HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS LP
HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP
HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING LP
HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING-2 LP
HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS LP
HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS-2 LP
HAMILTON LANE NM FUND I LP
HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP
HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, CREDIT SERIES
HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES
HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES II
hAMILTON LANE -- RAYTHEON TECHNOLOGIES PENSION EMERGING MANAGERS, L.P.
HAMILTON LANE SECONDARY FUND V INTERNATIONAL SERIES FUND LP, SERIES 2
HAMILTON LANE SMID II HOLDINGS LP
HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) HOLDINGS LP
HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) HOLDINGS LP
hamilton lane strategic opportunities FUND vii holdings lp
HAMILTON LANE VENTURE CAPITAL fund lp, SERIES 2020
Hamilton Lane Venture Capital Fund LP, Series 2021
Hamilton Lane Venture Capital Fund LP, Series 2022
HAMILTON LANE-CARPENTERS PARTNERSHIP FUND V L.P.
HL INTERNATIONAL INVESTORS LP, SERIES H2
HL-HP GLOBAL INVESTMENTS LP
HLSF IV HOLDINGS LP
HLSF V HOLDINGS LP
HLSF VI holdings lp
HLSF VI holdings 2 lp
NAKHODA LANE FUND L.P.
NAKHODA LANE FUND DE SPV LP
SRCS HL PE 1 (MASTER) LP
HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P.
HL ENPAM FUND SPLITTER LP
HL IMPACT HOLDINGS LP
HL IMPACT II HOLDINGS LP
HL INTERNATIONAL INVESTORS L.P. SERIES M
HL INTERNATIONAL INVESTORS L.P. SERIES N
HL INTERNATIONAL INVESTORS L.P. SERIES O
HL INTERNATIONAL INVESTORS L.P. SERIES Q
HL INTERNATIONAL INVESTORS LP SERIES I
HL INTERNATIONAL INVESTORS LP, HL SECONDARY OPPORTUNITIES 2018 SERIES
HL INTERNATIONAL INVESTORS LP, SERIES H1
HL INTERNATIONAL INVESTORS, L.P. SERIES P
HL large buyout club fund v
hl large buyout club fund vi
HL MIRAS SECONDARY FUND LP
HL PENNSYLVANIA CO-INVESTMENT FUND, L.P.

HL PRIVATE ASSETS HOLDINGS LP
hl venture capital club fund
HL/AS GLOBAL COINVEST LP
HUDSON RIVER CO-INVESTMENT FUND III L.P.
INNOVATION LANE LP
JATI PRIVATE EQUITY FUND III L.P.
KPI-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP
KPS-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP
KTCU HL INFRASTRUCTURE MASTER FUND LP
LIBRA TAURUS PE FUND MASTER LP
MORAN REAL ASSET FUND II, L.P.
MORAN REAL ASSET FUND iii, l.P.
NEW YORK CREDIT CO-INVESTMENT FUND II LP
NEW YORK CREDIT SBIC FUND L.P.
RAPM NM SECONDARY OPPORTUNITY FUND, L.P.
RUSSELL INVESTMENTS HL PRIVATE MARKETS CO-INVESTMENT MASTER FUND LP
RUSSELL INVESTMENTS HL PRIVATE MARKETS SECONDARY MASTER FUND LP
SIXTH STOCKHOLM CI-SPV LP
SRE HL PE 1 (MASTER) LP
SREH HL PE 1 (MASTER) LP
SRZ HL PE 1 (MASTER) LP
TARRAGON MASTER FUND LP
TOWER BRIDGE SELECT OPPORTUNITIES – A MASTER FUND LP
TTCPFS HL INVESTMENTS SPLITTER AIV FUND LP

UTAH REAL ASSETS PORTFOLIO, LP

VERIFICATION

The undersigned states that he has duly executed the foregoing Application for and on behalf of Hamilton Lane Private Assets Fund, that he is the Secretary of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

HAMILTON LANE PRIVATE ASSETS FUND

By:	/s/ Adam B. Shane
Name:	Adam B. Shane
Title:	Secretary

VERIFICATION

The undersigned states that she has duly executed the foregoing Application for and on behalf of Hamilton Lane Advisors, L.L.C., that she is the Secretary and General Counsel of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

HAMILTON LANE ADVISORS, L.L.C.

By:	/s/ Lydia A. Gavalis
Name:	Lydia A. Gavalis
Title:	Secretary and General Counsel

VERIFICATION

The undersigned states that she has duly executed the foregoing Application for and on behalf of Hamilton Lane Advisors, L.L.C., that she is the Secretary and General Counsel of the Investment Manager or direct or indirect owner of the Investment Manager of each of the funds listed on Schedule A hereto as Applicants in this Application, and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

By:	/s/ Lydia A. Gavalis
Name:	Lydia A. Gavalis
Title:	Secretary and General Counsel

EXHIBIT A

Resolutions of Trustees of

Hamilton Lane Private Assets Fund

NOW, THEREFORE, BE IT RESOLVED, that the officers of Hamilton Lane Private Assets Fund (the “Fund”) be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name, to prepare, execute, and cause to be filed with the Securities and Exchange Commission an application to amend the Fund’s current Order of Exemption pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act, substantially in the form attached hereto as Exhibit A, and any amendments thereto; and it is

FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.